EXHIBIT 10.3
AMENDED AND RESTATED OAKLEY, INC.
EXECUTIVE SEVERANCE PLAN
(as amended and restated effective as of May 31, 2007)
R E C I T A L S
     A. Each of the Eligible Employees is currently employed by the Company (each as defined below);
     B. Each Eligible Employee has received an equity-based grant pursuant to the terms and conditions of the Company’s 1995 Stock Incentive Plan, as amended from time to time, and related agreements entered into between the Eligible Employee and the Company thereunder. Except as otherwise set forth in Equity Benefits below, none of the provisions of this Plan are intended to affect the terms or conditions of such equity grants.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained:
     OAKLEY, INC., a Washington corporation (the “Company”), hereby amends and restates the OAKLEY, INC. Executive Severance Plan for the benefit of certain executives of the Company and its subsidiaries, on the terms and conditions hereinafter stated.
SECTION 1. DEFINITIONS. As hereinafter used:
     1.1 “Affiliate” means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
     1.2 “Board” means the Board of Directors of the Company or any successor thereto.
     1.3 “Cause” for termination by the Employer of an Eligible Employee’s employment shall mean (i) the willful and continued failure by the Eligible Employee to substantially perform his or her duties with the Company (other than by reason of the Eligible Employee’s Disability), (ii) the willful engaging by the Eligible Employee in conduct that is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, (iii) the Eligible Employee’s conviction of or entry of a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, (iv) the commission by an Eligible Employee of any act of theft, embezzlement or fraud in connection with employment with his or her employment with the Company, or (v) an Eligible Employee’s appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing from anyone other than the Company any personal profit without the Company’s consent in connection with any transaction entered into on behalf of the Company.

     1.4 “Certification” means the certification of the applicable performance goals set forth in LTIP Awards by the Plan Administrator.
     1.5 “Change in Control” shall be deemed to have occurred if: (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; Jim Jannard, his affiliates, spouse, widow, lineal descendants and heirs, devisees and donees, and trusts created by Jim Jannard for the benefit of such persons; or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s Common Stock (each such persons, an “Excluded Person”)) is or becomes after the Effective Date the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or (ii) during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section 1.4) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than an Excluded Person) acquires more than 25% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;
provided, however, that no event shall be deemed to be a Change in Control if, immediately following such event, Jim Jannard, his affiliates, spouse, widow, lineal descendants and heirs, devisees and donees, and trusts created by Jim Jannard for the benefit of such persons shall together be the beneficial owners of 50% or more of the then outstanding shares of the common stock of the Company.
     1.6 “COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

     1.7 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
     1.8 “Common Stock” means the common stock, par value $0.01 per share, of the Company.
     1.9 “Company” means OAKLEY, INC. or any successors thereto.
     1.10 “Disability”: An Eligible Employee will be deemed to have a “Disability” if, for physical or mental reasons, the Eligible Employee is unable to perform the essential functions of his duties, with or without reasonable accommodation, for a period of one-hundred-twenty (120) consecutive days or one-hundred-eighty (180) days during any twelve-month period.
     1.11 “Effective Date” means January 1, 2004.
     1.12 “Eligible Employee” means an individual who is designated as an Eligible Employee by the Plan Administrator.
     1.13 “Employer” means the Company or any of its subsidiaries.
     1.14 “Equity Benefits” shall have the meaning set forth in Section 2.1(c).
     1.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     1.16 “Good Reason” means the occurrence, after a Change in Control of the Company of any of the following: (i) the assignment of the Eligible Employee of any duties substantially inconsistent with the Eligible Employee ‘s position, duties, responsibilities and status with the Company immediately prior to the Change in Control; (ii) a material reduction in the Eligible Employee ‘s annual base salary, incentive compensation opportunities, or any other material components of the Eligible Employee’s total compensation as in effect immediately prior to the Change in Control; or (iii) the relocation of the Company’s principal executive offices to a location outside Orange County (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control) or the Company’s requiring the Eligible Employee to be based anywhere other than in the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations immediately prior to the Change in Control.
     1.17 “LTIP Awards” means the outstanding Long-Term Incentive Plan Cash and Performance Unit Awards granted to the Severed Employee.
     1.18 “Plan” means the OAKLEY, INC. Executive Severance Plan, as set forth herein, as it may be amended from time to time.

     1.19 “Plan Administrator” means the Board, or if and to the extent the Board does not administer the Plan, the Compensation and Stock Option Committee of the Board in accordance with Section 3 below.
     1.20 “Severance” means the termination of an Eligible Employee’s employment with the Employer (i) by the Employer other than for Cause, death or Disability or (ii) by the Eligible Employee for Good Reason within twelve (12) months following the consummation of a Change in Control.
     An Eligible Employee will not be considered to have incurred a Severance if his or her employment is discontinued by reason of the Eligible Employee’s death or Disability.
     1.21 “Severance Benefits” means the benefits described in Section 2.1(b).
     1.22 “Severance Date” means the date on which an Eligible Employee incurs a Severance.
     1.23 “Severance Payment” means a payment described in Section 2.1(a).
     1.24 “Severed Employee” means an Eligible Employee who incurs a Severance.
SECTION 2. BENEFITS.
     2.1 Subject to the Eligible Employee’s executing and, if applicable, not revoking, within forty-five (45) days of the Severance Date, a release of claims satisfactory to the Company substantially in the form attached hereto as Annex A (the “Release of Claims”), an Eligible Employee who incurs a Severance shall be entitled to receive the following benefits:
          (a) Severance Payment. A payment, in lieu of any other severance payment pursuant to any other plan or agreement of the Company or any subsidiary thereof to which the Eligible Employee is otherwise entitled, of an amount comprised of (i) the sum of (x) the Severed Employee’s then annual base salary as in effect immediately prior to the Severance Date plus (y) the aggregate amount of commissions paid to the Severed Employee in the twelve full months immediately preceding the Severance Date, which sum shall be payable either in a lumpsum or in twelve monthly installments (in each case at the sole discretion of the Plan Administrator) commencing within 10 business days following the effective date of the Release of Claims; and (ii) the share of the bonus otherwise payable to the Severed Employee under the Company’s Amended and Restated Executive Officer Performance Bonus Plan (determined as set forth below) had he remained in the employ of the Company through the date on which bonuses are paid by the Company with respect to the year in which the Severance Date occurs, which amount shall be payable within 5 days following the determination of the amount of the payment as described below.

          For the purposes of this Section 2.1(a), the amount of the bonus payable to the Severed Employee shall be determined in good faith by the Plan Administrator, whose determination shall be final and binding on the Severed Employee, within 15 days following the end of the month in which the Severance Date occurs. The amount of the bonus payable shall be determined (i) on the basis of the Company’s earnings per share results through the end of the calendar month in which the Severance Date occurs (as determined by the Company’s senior financial officer), as measured against the portion of any Company earnings per share target which had been established by the Plan Administrator as the basis for payment of all or any portion of such bonus which is related to such time period, and (ii) if applicable, on the basis of Severed Employee’s individual performance through the Severance Date as measured against his performance targets established by the Company for such time period, each as pro-rated for the period through the end of the calendar month in which the Severance Date occurs.
          (b) Severance Benefits. Provided the Severed Employee timely elects COBRA coverage, the Company shall pay, on the Severed Employee’s behalf, his or her group health insurance premiums, including coverage for the Severed Employee’s eligible dependants that were enrolled immediately prior to the Severance Date, for a period not to exceed ninety (90) days following the Severance Date. The Severed Employee will advise the Company promptly upon the Severed Employee becoming eligible for medical benefits from another source, and, if such occurs, the Company’s obligation to pay the Severed Employee’s COBRA premiums will cease. The Severed Employee shall be entitled to maintain coverage for himself or herself and his or her eligible dependents at the Severed Employee’s own expense for the balance of the period that the Severed Employee is entitled to coverage under COBRA.
          (c) Equity Benefits.
               (i) For any Severance not in connection with a Change in Control, the acceleration of vesting of that portion of the Severed Employee’s equity based awards that are outstanding as of the Severance Date, if any, that would have become vested based solely on the passage of time during the nine-month period immediately following the Severance Date had the Severed Employee remained continuously employed by the Company during such period.
               (ii) If the Severance is in connection with a Change in Control, 100% of the Severed Employee’s granted equity based awards shall become immediately vested as of the Severance Date. For purposes of deferred stock awards, 100% acceleration of vesting shall refer to 100% vesting of the target performance units.
               (iii) If approved by the Plan Administrator prior to the expiration of the period during which options to purchase Common Stock may be exercised by the Severed Employee (which approval shall be at the sole discretion of the Plan Administrator), the post-termination option exercise period of such options (x) shall be extended by the number of days subject to any trading blackout on the Common Stock that occurred during the period beginning on the Severed Employee’s Severance Date and ending on the last day the Severed Employee’s options would otherwise have been exercisable, and (y) may be subject to additional extensions, provided that no such extensions shall in any event extend the option term beyond ten years.
               (iv) For any Severance not in connection with a Change in Control, if (x) the Severed Employee was granted restricted stock under the 1995 Stock Incentive Plan, as amended, that is subject to pre-established performance goals that would trigger accelerated vesting of the restricted stock (“Performance Acceleration”), (y) the Severance Date is on or after July 1 of any fiscal year and (z) at the end of the fiscal year when the Severance occurred the Plan Administrator has concluded that the Company has met the requirements for Performance Acceleration, then those shares of restricted stock of the Severed Employee that are subject to the Performance Acceleration for such fiscal year shall become vested on the date that the Plan Administrator determined the Performance Acceleration criteria was met, with the exact number of restricted shares vesting being based pro rata on the number of days such Severed Employee was employed by the Company in such fiscal year; provided, however, that there shall be no duplication of vesting under the terms of this Agreement.
          (d) Cash and Deferred Stock Awards under the Long-Term Incentive Plan (“LTIP”).
               (i) Cash Awards
                    (1) For any Severance not in connection with a Change in Control that occurs prior to the Certification, if the Severed Employee was employed by the Company for at least two-thirds (2/3) of the performance period underlying the applicable cash award, the Severed Employee shall be entitled to fifty percent (50%) of the cash amount payable upon satisfaction of the performance goals as certified by the Plan Administrator of the LTIP, with such cash amount pro rated based on the number of days such Severed Employee was employed by the Company during the applicable performance period (the “50% Pro-rata Cash Payment”). Such cash amount shall be paid out in full on the first date that any payment is made on a similar award, based on the same performance criteria and performance period, to any other officer of the Company who is still employed by the Company through such payment date.
                    (2) For any Severance in connection with a Change in Control that occurs prior to the Certification, the Severed Employee shall be entitled to one hundred percent (100%) of the cash amount payable upon satisfaction of the performance goals as certified by the Plan Administrator of the LTIP, with such cash amount pro rated based on the number of days such Severed Employee was employed by the Company during the applicable performance period (the “100% Pro-rata Cash Payment”). Such cash amount shall be paid out in full on the first date that any payment is made on a similar award, based on the same performance criteria and performance period, to any other officer of the Company who is still employed by the Company through such payment date.
                    (3) For any Severance that occurs on or after the Certification, 100% of the Severed Employee’s then unvested cash awards shall become immediately vested as of the Severance Date. Such cash award shall be paid out in full within 10 business days following the effective date of the Release of Claims.
               (ii) Deferred Stock Awards
                    (1) For any Severance not in connection with a Change in Control that occurs prior to the Certification, if the Severed Employee was employed by the Company for at least two-thirds (2/3) of the performance period underlying the applicable deferred stock award, the Severed Employee shall be entitled to fifty percent (50%) of the shares payable upon satisfaction of the performance goals as certified by the Plan Administrator of the LTIP, with such number of shares pro rated based on the number of days such Severed Employee was employed by the Company during the applicable performance period (the “50% Pro-rata Share Payment”). Such shares shall be paid out in full on the first date that any payment is made on a similar award, based on the same performance criteria and performance period, to any other officer of the Company who is still employed by the Company through such payment date.
                    (2) For any Severance in connection with a Change in Control that occurs prior to the Certification, the Severed Employee shall be entitled to the greater of (x) one hundred percent (100%) of the shares payable upon satisfaction of the performance goals as certified by the Plan Administrator of the LTIP, with such number of shares pro rated based on the number of days such Severed Employee was employed by the Company during the applicable performance period and (y) the acceleration of vesting of the target performance units set forth in Section 2.1(c)(ii) above. Such shares shall be paid out in full on the first date that any payment is made on a similar award, based on the same performance criteria and performance period, to any other officer of the Company who is still employed by the Company through such payment date.

                    (3) For any Severance that occurs on or after the Certification, 100% of the Severed Employee’s then unvested deferred stock awards shall become immediately vested as of the Severance Date. Such deferred stock award shall be paid out in full within 10 business days following the effective date of the Release of Claims.
     2.2 Any claim arising out of this Agreement, including any claim by an Eligible Employee as to the amount or timing of any distribution, shall be submitted in writing to the Plan Administrator. The Plan Administrator shall, within sixty (60) days after receipt of such written claim, send a written notification to the affected parties as to its disposition. In the event a claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the denial may be appealed. In the event a party wishes to appeal the denial of a claim, he, she or it may request a review of such denial by making application in writing to the Plan Administrator within thirty (30) days after receipt of such denial. Such party (or his, her or its duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his, her or its claim, and submit in writing issues and comments in support of his, her or its position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Plan Administrator shall notify the affected parties of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.
     2.3 Any further dispute or controversy arising under or in connection with this Plan which remains after the final decision of the Plan Administrator, as contemplated by Section 2.2, shall be finally settled exclusively by arbitration in Orange County, California, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the arbitrator shall apply the applicable provisions of ERISA, and applicable regulations adopted thereunder, in such arbitration proceeding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     2.4 The Company shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any Federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.
     2.5 If any amount to be paid to a Severed Employee pursuant to Section 2.1 is subject to Section 409A of the Code, and the rules and regulations thereunder (“Section 409A”), and if the Severed Employee is a “specified employee” (as defined under Section 409A) as of the Severance Date, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to the Severed Employee hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day following the six-month anniversary of the Severance Date. Moreover, in the event the Severed Employee is required to execute a Release of Claims, no amount payable pursuant to Section 2.1 that is subject to Section 409A of the Code shall be made prior to the expiration of the revocation period without regard to whether the Severed Employee waives such revocation right prior to the expiration of such period.
SECTION 3. PLAN ADMINISTRATION.
     3.1 The Plan shall be administered by the Board or, at the Board’s sole discretion, by the Compensation and Stock Option Committee of the Board, which shall be appointed by the Board, and which shall serve at the pleasure of the Board. The Plan shall be interpreted, administered and operated by the Plan Administrator, who shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan.
     3.2 All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Plan Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 2.2. Subject to the rights to arbitration provided in Section 2.3 hereof, any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Employer, each of the Eligible Employees and all other parties in interest.
     3.3 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
     3.4 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.
SECTION 4. PLAN MODIFICATION OR TERMINATION.
     The Plan may be amended or terminated by the Board, or a duly appointed committee of the Board, at any time; provided, however, that following the consummation of a Change in Control, the Plan may not be amended or terminated without the prior written consent of the then Eligible Employees for a period of twelve months following such Change in Control.

SECTION 5. GENERAL PROVISIONS.
     5.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
     5.2 If the Company or any Affiliate is obligated pursuant to applicable law or by virtue of being a party to a contract (but not pursuant to any severance plan) to pay severance pay, a termination indemnity, notice pay or the like or if the Company or any Affiliate is obligated by law to provide advance notice of separation (“Notice Period”), then any Severance Payment hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.
     5.3 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
     5.4 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
     5.5 Notwithstanding anything herein to the contrary, nothing in this Plan is intended to modify or terminate the Company’s obligations under any indemnity agreement entered into between an Eligible Employee and the Company.
     5.6 This Plan shall be binding upon and shall inure to the benefit of and be enforceable by the Company and its successors and assigns, and by each Eligible Employee and by the personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of each Eligible Employee. If any Eligible Employee shall die while any amount would still be payable to such Eligible Employee (other than amount which, by their terms, terminate upon the death of the Eligible Employee), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Eligible Employee’s estate as if the Eligible Employee had continued to live.
     5.7 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

     5.8 The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer which may be applied by the Employer to the payment of benefits or other rights under this Plan.
     5.9 All notices and all other communications provided for in this Plan (i) shall be in writing, (ii) shall be hand delivered, sent by first class mail, certified or registered with return receipt requested, addressed, in the case of the Company, to One Icon, Foothill Ranch, California 92610, and in the case of an Eligible Employee, to the last known address of such Eligible Employee, or by transmission of a fax and (iii) shall be effective when delivered, if hand delivered; three (3) days after mailing by first class mail, certified or registered with return receipt requested; and 24 hours after transmission of a fax.
     5.10 This Plan shall be construed and enforced according to the laws of the State of California (without regard to its principle of conflict of laws) to the extent not preempted by Federal law, which shall otherwise control.
     5.11 It is intended that this Agreement shall comply with the provisions of section 409A of the Code and the Treasury Regulations relating thereto so as not to subject any Eligible Employee to the payment of additional taxes and interest under section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under section 409A of the Code would result in any Eligible Employee being subject to payment of additional income taxes or interest under section 409A of the Code, the Company agrees to amend this Agreement as may be necessary in order to avoid the application of such taxes or interest under section 409A of the Code.